                                                                     EXHIBIT 99



July 7, 1999
Contact:
Richard F. Bonini             Mario S. Levis               David J. Rochester
Executive Vice President      Executive Vice President     Senior Vice President
Tel: (212) 508 0340           Tel: (787) 749 7108           Investor Relations
                                                           Tel: (212) 508 0349

               DORAL FINANCIAL CORPORATION REPORTS RECORD EARNINGS
                   FOR THE SECOND QUARTER ENDED JUNE 30, 1999

         San Juan, Puerto Rico, July 7, 1999 - Doral Financial Corporation (NASDAQ: DORL), a diversified financial services company and Puerto Rico's largest mortgage banker, today reported record results for the second quarter and first half of 1999.

         Net income for the quarter ended June 30, 1999, amounted to a record $17.3 million, compared to $13.0 million for the 1998 second quarter, an increase of 33%. For the first six months of 1999, Doral Financial earned a record $32.9 million, compared to $24.1 million for the same period of 1998, an increase of 37%. Consolidated earnings per diluted share were $0.38 and $0.73, respectively, for the second quarter and six months ended June 30, 1999 as compared to $0.31 and $0.58, respectively, per diluted share for the comparable 1998 periods. No sales of mortgage servicing rights were made during the first six months of 1999, while net income for the corresponding 1998 period included a pre-tax gain of $1.8 million on the sale of mortgage servicing rights.

         Net interest income for the second quarter of 1999 increased to $12.0 million from $8.7 million for the respective 1998 quarter, an increase of 37%. For the first half of 1999, net interest income was $21.8 million, compared to $16.6 million for the same period a year ago, an increase of 32%. The increase in net interest income is due to a larger portfolio of interest earning assets.

         For the quarter ended June 30, 1999, net gain on mortgage loan sales increased from $11.5 million to $23.9 million, an increase of 107% compared to the 1998 second quarter. For the first half of 1999, net gain on mortgage loan sales was $40.1 million, compared to $16.9 million for the corresponding period a year ago, an increase of 138%. The increase was principally due to a higher volume of mortgage loan originations and fees, which resulted in higher gains.

         The volume of mortgage loan production for the 1999 second quarter was $757 million, compared to $544 million for the second quarter of 1998, an increase of 39%. The volume of mortgage loan production was $1.5 billion for the first half of 1999 compared to $931 million for the respective 1998 period, an increase of 57%. Significantly, 82% of Doral's mortgage loan production consisted of internal loan originations, which continues to be one of the highest in the nation for any publicly traded mortgage banking company. The sustained high level of originations reflects the Company's efforts to continue to better serve the consumer, Doral's ongoing branch expansion, wide range of attractive financial products and services offered, as well as a still favorable interest rate environment.

         For the second quarter of 1999, servicing income increased to $7.2 million, compared to $5.5 million for the corresponding 1998 period, an increase of 31%. During the first half of 1999, servicing income increased to $14.4 million, from $10.2 million for the corresponding 1998 period, an increase of 41%. The increase in servicing income for the quarter and six-month periods reflects the continuous growth of the Company's mortgage servicing portfolio which increased to $7.0 billion at June 30, 1999, from $5.1 billion a year ago.

         Non-interest expenses for the second quarter and first half of 1999 were $22.9 million and $44.4 million respectively, compared to $13.3 million and $24.8 million a year ago, reflecting the expansion of the Company's loan origination capacity and banking operations, investment in technology, and the increased costs associated with the substantial growth of the servicing portfolio.

         Salomon Levis, Chairman and Chief Executive Officer of Doral Financial, said: "We are delighted that the results for the second quarter and six months ended June 30, 1999, were so healthy. Our loan production and net income were the highest recorded for any second quarter in the history of the Company. We are particularly pleased that, in contrast to the situation on the US mainland where mortgage bankers have recently experienced a sharp decline in refinancings as mortgage rates have risen, our refinancings continue to run at their usual level of around 60% of total originations. Loan production continues to be strong in Puerto Rico in a climate of consistent demand for new housing. The interest on FHA/VA loans for new housing continues to enjoy local tax exemption." Mr. Levis added: "As of June 30, 1999, total assets under administration (including our mortgage servicing portfolio) stood at a record $10.5 billion."

         Currently in its 27th year, Doral Financial Corporation is a bank holding company and a diversified consumer finance company. The Company's mortgage banking operations in Puerto Rico are conducted through H.F. Mortgage Bankers Division, Doral Mortgage Corporation, and Centro Hipotecario, Inc. These well established institutions have made Doral Financial the leading mortgage banker in Puerto Rico.

         The Company has fifty retail offices (thirty one mortgage offices in Puerto Rico, one mortgage office in each of Florida, New York, and Chicago, fourteen bank branches in Puerto Rico, and two broker-dealer offices in Puerto
Rico), and engages in the origination, sale, and servicing of mortgage loans,as well as commercial banking through Doral Bank, a Puerto Rico commercial bank, and broker-dealer services through Doral Securities, Inc.

         A telephone conference call will be held on Thursday July 8 at 8:30am EST to discuss these results. In order to participate in the telephone conference, please call 1-800-451-7724 at least 10 minutes prior to the start of the call. Ask for the Doral Financial conference call and give conference ID number V708.

         A recorded version of the conference call will be available two hours after completion of the conference until midnight on Friday July 9, 1999 by calling 1-800-695-1564.

                           DORAL FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (NASDAQ: DORL)
                                   (UNAUDITED)

STATEMENT OF INCOME
(Dollars in thousands, except per share data)

                                                              Quarter Ended June 30         Six Months Ended June 30
                                                             ------------------------       ------------------------
                                                               1999            1998           1999           1998

Interest income                                              $ 45,893        $ 34,962       $ 87,631        $ 66,006
Interest expense                                               33,912          26,241         65,788          49,443
                                                      ---------------------------------------------------------------
Net interest income                                            11,981           8,721         21,843          16,563
Provision for loan losses                                         458              93            753             311
                                                      ---------------------------------------------------------------
Net interest income after provision for loan losses            11,523           8,628         21,090          16,252
                                                      ---------------------------------------------------------------
Non-interest income:
     Net gain on mortgage loan sales                           23,887          11,524         40,121          16,857
     Trading account profit                                    (1,007)          2,058          4,523           4,604
     Gain on sale of investment securities                        226              79            226           1,594
     Servicing income                                           7,198           5,483         14,411          10,204
     Gain on sale of servicing assets                               0               0              0           1,829
     Commissions, fees and other income                         1,190             625          2,005           1,151
                                                      ---------------------------------------------------------------
Total non-interest income                                      31,494          19,769         61,286          36,239
                                                      ---------------------------------------------------------------
Non-interest expense:
     Compensation and benefits, net                            10,946           3,533         21,086           7,416
     Taxes, other than payroll and income taxes                   500             410            983             801
     Professional services                                      1,522             998          2,758           1,876
     Telephone                                                    842             661          1,726           1,265
     Rent                                                       1,132             778          2,157           1,509
     Amortization of servicing assets                           3,005           1,550          5,720           2,953
     Depreciation and amortization                              1,042             883          1,973           1,726
     Maintenance                                                  243             373            698             600
     Advertising                                                1,201           1,511          2,599           2,814
     Other, net                                                 2,458           2,603          4,746           3,844
                                                      ---------------------------------------------------------------
Total non-interest expense                                     22,891          13,300         44,446          24,804
                                                      ---------------------------------------------------------------
Income before income taxes                                     20,126          15,097         37,930          27,687
Income taxes                                                    2,858           2,093          4,991           3,586
                                                      ===============================================================
Net income                                                   $ 17,268        $ 13,004       $ 32,939        $ 24,101
                                                      ===============================================================

Earnings per share:
     Basic:                                                  $   0.39        $   0.32       $   0.76        $   0.60
     Diluted:                                                $   0.38        $   0.31       $   0.73        $   0.58

Weighted common shares outstanding:
     Basic:                                                40,428,920      40,428,920     40,428,920      39,445,130
     Diluted:                                              42,417,211      42,406,241     42,435,528      41,400,647

                           DORAL FINANCIAL CORPORATION
                                 (NASDAQ: DORL)

SELECTED BALANCE SHEET AND OPERATING DATA
(Dollars in thousands except per share data)

                                                                                            As Of
                                                                                            -----
Balance Sheet Data                                                       June 30, 1999                 Dec. 31, 1998
------------------                                                       -------------                 -------------
                                                                          (Unaudited)                     (Audited)
Money market investments                                                   $  162,873                     $  312,751
Mortgage loans held for sale, at lower of cost or market                      910,267                        883,048
Trading securities at fair value                                              684,673                        606,918
Securities held to maturity, at amortized cost                                937,186                        190,778
Securities available for sale, at fair value                                   28,862                        408,888
Loans receivable, net                                                         192,756                        166,987
Total assets                                                                3,279,870                      2,918,113
Stockholders' equity                                                          360,562                        269,559


                                                                                   For the Six Months Ended
                                                                                   ------------------------
Operating Data                                                          June 30, 1999                  June 30, 1998
--------------                                                          -------------                  -------------
Mortgage Loan Production                                                  $ 1,459,000                    $   931,000
Loan Servicing Portfolio                                                  $ 7,000,000                    $ 5,100,000



Financial Ratios                                                                      For the Six Months Ended
----------------                                                                      ------------------------
                                                                           June 30, 1999                  June 30, 1998
                                                                           -------------                  -------------
Return on average assets                                                        2.14%                          2.21%
Return on average common equity                                                22.10%                         22.25%
Common stock dividend payout ratio                                             19.18%                         18.97%


Cash Dividends Per Share                                     For the Quarter Ended          For the Six Months Ended
------------------------                                     ---------------------          ------------------------
                                                          June 30, 1999    June 30, 1998  June 30, 1999   June 30, 1998
                                                          -------------    -------------  -------------   -------------
Cash dividends:
     Common                                                    $ 0.08          $ 0.06         $ 0.14          $ 0.11
     Cumulative Preferred (1)                                   20.00           20.00          40.00           40.00
     Non-cumulative Preferred (2)                                0.88              --           1.24              --

(1) Represents dividends on 8,460 outstanding shares of the Company's 8% Convertible Cumulative Preferred Stock (Liquidation Preference $1,000.00 per share) which have been privately placed with a local financial institution.

(2) Represents dividends on 1,495,000 outstanding shares of the Company's 7% Non-cumulative Monthly Income Preferred Stock (Liquidation Preference $50 per share).